Exhibit 99.1

Nara Bancorp, Inc.

September 26, 2005

Institutional Shareholder Services, Inc.
2909 Gaither Road, Suite 501
Rockville, MD 20850-4045

Re:          Preferred Stock Proposal

Ladies and Gentlemen:

I am writing on behalf of the board of directors of Nara Bancorp, Inc. (the “Company”) to request that you reconsider and reverse your recommendation with respect to the proposal to authorize preferred stock for issuance by the Company that will be presented for shareholder approval at our annual meeting of shareholders scheduled for September 30, 2005.

The preferred stock proposal is described in our proxy statement mailed to shareholders on or about September 6, 2005.  In order to provide full disclosure to our shareholders and on the advice of our legal counsel, the description of the preferred stock proposal in our proxy statement refers to the possibility that the issuance of preferred stock could potentially impede transaction proposals involving a change in control of the Company that shareholders might consider desirable, and that the preferred stock could be used to establish a shareholder rights plan.

We are writing to confirm to you that the Board of Directors has no current intention to adopt a shareholder rights plan, or to otherwise use the proposed preferred stock to forestall offers to acquire control of the Company.  If the Board desires in the future to establish a shareholder rights plan for the Company, this letter will confirm that such plan would only be adopted if it is approved by the Company’s shareholders in advance or within 12 months of adoption of the plan.  The foregoing commitment should not apply to ordinary rights offerings undertaken by the Company primarily for financing purposes.

We hope this clarifies our position with respect to the uses of the preferred stock and is responsive to your concerns.  Please contact the undersigned if you would like to discuss this matter further.

Very truly yours,

Ho Yang
President and Chief Executive Officer